FOR IMMEDIATE RELEASE McCORMICK REPORTS SECOND QUARTER PERFORMANCE AND UPDATES 2022 OUTLOOK HUNT VALLEY, Md., June 29, 2022 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the second quarter ended May 31, 2022. • Sales declined 1% in the second quarter from the year-ago period and, in constant currency, sales were comparable to the year-ago period. Both comparisons reflect strong underlying sales growth offset by the impact of discrete items, including the impact of COVID-related lockdowns in China and the conflict in Ukraine. • Operating income was $157 million in the second quarter compared to $237 million in the year-ago period. Adjusted operating income was $174 million compared to $258 million in the second quarter of 2021. • Earnings per share was $0.44 in the second quarter as compared to $0.68 in the year-ago period. Adjusted earnings per share was $0.48 as compared to $0.69 in the year-ago period. • For fiscal year 2022, McCormick updated its sales, operating income, and earnings per share outlook. Chairman and CEO's Remarks Lawrence E. Kurzius, Chairman and CEO, stated, "McCormick's long-term performance, including through the pandemic and other volatility, has been industry-leading and met or exceeded our financial objectives. We are currently navigating a challenging global environment including persistently high cost inflation and supply chain challenges, significant disruption in China from COVID-related lockdowns and the conflict in Ukraine. All these items intensified as our second quarter progressed and impacted our results. In addition, lapping trade inventory replenishments during last year's second quarter and the exit of low margin business impacted the comparisons to year-ago performance. The combination of these discrete items unfavorably impacted our sales comparison by 4%, with an impact on profit as well. Excluding these items, our sales performance reflects the strength of our broad global portfolio and the effective execution of our strategies, as well as our pricing actions. "We anticipated the profit driven by sales growth in the second quarter would be more than offset by higher inflation and broad-based supply chain challenges, and the impact was greater than expected due to continuing cost escalation. We expect our pricing actions and other levers to begin to outpace cost pressures in the second half of this year and to fully offset the cost pressures over time. The strength of our business model, the value of our products and capabilities, and the successful execution of our long-term strategies give us confidence in our robust sales growth momentum and in our ability to successfully navigate the challenging dynamic global environment. “We continue to capitalize on the long-term consumer trends that accelerated during the pandemic, including the sustained shift to cooking more at home, increased digital engagement, clean and flavorful eating, and trusted brands. Our alignment with these trends, in combination with the breadth and reach of our portfolio and our strategic investments provide a strong foundation for sustainable growth. The long-term fundamentals that drove our industry-leading historical performance remain strong and our experienced leaders are executing on our proven strategies while adapting to changes accordingly. “I want to recognize McCormick employees around the world as they drive our momentum and success. With our vision to stand together for flavor and our relentless focus on growth, performance, and people, we are confident we are well positioned to deliver strong performance in 2022 and beyond while driving sustainable long-term value for our shareholders." Second Quarter 2022 Results McCormick reported a 1% sales decline in the second quarter from the year-ago period, including a 1% unfavorable impact from currency. Constant currency sales were comparable to last year, reflecting 7% growth from pricing actions offset by a 7% decline in volume and product mix. The volume and product mix decline included a negative 4% impact related to discrete items including lapping last year's second quarter U.S. trade inventory replenishments, a disruption to China's consumer consumption this year due to COVID-related restrictions, the exit of low margin business in India and the conflict in Ukraine. Comparisons to prior years remain difficult due to the dramatic shifts in consumer consumption between at-home and away-from-home experienced in the second quarter of the last two years. Using 2019 as a pre-pandemic baseline, second quarter sales have grown at a constant currency compounded annual growth rate (CAGR) of 6% for the total Company, reflecting 4% growth in the Consumer segment and 8% growth in the Flavor Solutions segment. Higher material and transportation cost inflation, as well as unfavorable product mix, partially offset by pricing actions and cost savings led by the Company's Comprehensive Continuous Improvement (CCI) program, resulted in a decline in gross profit margin of 550 basis points. Operating income was

$157 million in the second quarter of 2022 compared to $237 million in the second quarter of 2021. This decline was driven by gross margin compression and higher distribution expenses partially offset by the favorable impact of CCI-led cost savings and lower transaction and integration expenses. In the second quarter of 2022, the Company recognized $15 million of special charges versus $14 million in 2021 and $2 million of transaction and integration expenses related to the acquisitions of Cholula and FONA versus $7 million in 2021. Excluding special charges, as well as transaction and integration expenses, adjusted operating income was $174 million compared to $258 million in the year-ago period. Earnings per share was $0.44 in the second quarter of 2022 compared to $0.68 in the second quarter of 2021. Special charges and integration expenses lowered earnings per share by $0.04 in the second quarter of 2022. The net impact of the gain on the sale of the Company's minority stake in Eastern Condiments Private Ltd (Eastern), transaction and integration expenses, and special charges lowered earnings per share by $0.01 in the second quarter of 2021. Excluding these impacts, adjusted earnings per share was $0.48 in the second quarter of 2022 compared to $0.69 in the year-ago period. This decrease was driven by lower adjusted operating income. Year-to-date net cash provided by operating activities was $154 million compared to $229 million through the second quarter of 2021. The decrease was primarily due to lower net income. Fiscal Year 2022 Financial Outlook McCormick's broad and advantaged global flavor portfolio enables the Company to meet the rising demand for flavor around the world. The Company is capitalizing on the growing consumer interests in healthy and flavorful cooking, digital engagement, trusted brands, and purpose-minded practices. This, coupled with the breadth and reach of McCormick's portfolio and its effective strategies, sustainably position the Company to continue on its growth trajectory. For fiscal year 2022, McCormick updated its financial outlook to reflect a more unfavorable impact of foreign currency rates, the impact of higher cost pressures and the related pricing actions, the unfavorable impact of significant disruption in China from COVID-related lockdowns, the conflict in Ukraine and the Company's growth momentum. In addition, the Company now expects a favorable impact from the optimization of its debt portfolio. The Company expects foreign currency rates in 2022 to unfavorably impact net sales, adjusted operating income and adjusted earnings per share by two-percentage points. This compares to the Company’s previous guidance of an unfavorable one-percentage point impact. In 2022, the Company expects to grow sales 3% to 5% compared to 2021, which in constant currency is expected to be 5% to 7%. This compares to the Company’s previous projection of 3% to 5%, or 4% to 6% in constant currency. McCormick expects sales growth to be driven by pricing actions, which, in conjunction with cost savings, are expected to offset inflationary pressures over time. McCormick also plans to drive continued growth through the strength of its brands, as well as brand marketing, new products, category management, and differentiated customer engagement.

Operating income in 2022 is expected to grow 4% to 6% from $1.02 billion in 2021. The Company anticipates integration expenses related to the FONA acquisition of approximately $3 million in 2022. In addition, McCormick expects approximately $46 million of special charges in 2022 that relate to previously approved organization and streamlining actions. Excluding the impact of integration expenses and special charges in 2022 and 2021, adjusted operating income is expected to range from comparable to an increase of 2%, which in constant currency is 2% to 4%. This compares to the Company's previous projection of 7% to 9%, or 8% to 10% in constant currency.

McCormick projects 2022 earnings per share to be in the range of $2.89 to $2.94, compared to $2.80 in 2021. The Company expects integration expenses, as well as special charges, to lower earnings per share by $0.14 in 2022. Excluding these impacts, the Company projects 2022 adjusted earnings per share to be in the range of $3.03 to $3.08, as compared to previously reported guidance of $3.17 to $3.22 and adjusted earnings per share of $3.05 in 2021. The revised guidance is driven by the updated adjusted operating income outlook and an optimization of the Company's debt portfolio. The Company's updated adjusted earnings per share outlook represents an expected decline of 1% to an increase of 1%, or in constant currency, growth of 1% to 3%. For fiscal 2022, the Company expects strong cash flow and anticipates returning a significant portion to shareholders through dividends and to pay down debt.

Business Segment Results

Consumer Segment

(in millions)	Three months ended		Six months ended	
	5/31/2022	5/31/2021	**5/31/2022**	5/31/2021
Net sales	**$ 866.1**	$ 945.2	**$ 1,792.2**	$ 1,892.0
Operating income, excluding special charges, transaction and integration expenses	**124.8**	176.8	**291.8**	366.7

Consumer segment sales declined 8% from the second quarter of 2021. In constant currency, sales declined 7% attributable to lower volume and product mix, partially offset by pricing actions in all three regions. The combined impact of the previously mentioned discrete factors on the Consumer segment sales growth was a negative 6%.

- Consumer sales in the Americas declined 4% from the second quarter of 2021, with minimal impact from currency. Lower volume and product mix was partially offset by pricing actions. The volume decline includes a 4% unfavorable impact from lapping trade inventory replenishments in the second quarter of last year. Second quarter sales have grown at a 7% CAGR over the last three years.

• Consumer sales in Europe, Middle East and Africa (EMEA) declined 18% compared to the year-ago period. In constant currency, sales decreased 11% with lower volume and product mix partially offset by pricing actions. The sales decline was attributable to lapping high year- ago demand due to COVID-related restrictions, as well as a 1% unfavorable impact from lower sales in Russia and Ukraine. Second quarter sales have grown at a 3% CAGR over the last three years. • Consumer sales in the Asia/Pacific region declined 18% compared to the year-ago period, with minimal impact from currency. The combination of lower volume in China due to a disruption in consumption from COVID-related restrictions and the exit of lower margin business in India drove a 20% reduction in volume. Pricing actions partially offset the volume decline. The second quarter sales CAGR over the past three years was a decline of 7% including an unfavorable 12% from the recent China and India impacts. Consumer segment operating income, excluding transaction and integration expenses, as well as special charges, decreased 29% in second quarter of 2022 compared to the year-ago period. In constant currency, operating income declined 28% driven by higher cost inflation, unfavorable product mix and the unfavorable impact from COVID-related restrictions in China, partially offset by pricing actions and CCI-led cost savings. Flavor Solutions Segment (in millions) Three months ended Six months ended 5/31/2022 5/31/2021 5/31/2022 5/31/2021 Net sales $ 670.7 $ 611.5 $ 1,267.0 $ 1,146.2 Operating income, excluding special charges, transaction and integration expenses 49.0 81.2 109.1 153.8 Flavor Solutions segment sales increased 10% from the second quarter of 2021. In constant currency, the outstanding sales growth of 11% was driven by the Americas and EMEA regions. Pricing actions increased sales in all three regions. The combined impact of the previously mentioned discrete items on the Flavor Solutions segment sales growth was a negative 1%. • In the Americas, Flavor Solutions sales rose 12% compared to the second quarter of 2021, with minimal impact from currency. The increase was driven by continued growth with packaged food and beverage companies as well as higher sales to branded foodservice customers. Second quarter sales have grown at an 8% CAGR over the last three years. • The EMEA region's Flavor Solutions sales grew 12% compared to the second quarter of 2021. and in constant currency grew 19%. The growth, excluding a 1% decline from lower sales in Russia, was broad-based across the portfolio led by strong growth with quick service restaurants and branded foodservice customers. Second quarter sales have grown at a 10% CAGR over the last three years. • The Asia/Pacific region's Flavor Solutions sales declined 8% compared to the second quarter of 2021. In constant currency, sales declined 6%. The decline was driven by a 7% unfavorable impact from lower volume in China due to COVID-related restrictions. Second quarter sales have grown at a 3% CAGR over the last three years. Flavor Solutions segment operating income, excluding transaction and integration expenses, as well as special charges, was 40% lower in the second quarter of 2022 compared to the year-ago period. In constant currency, Flavor Solutions operating income declined 39% driven by higher cost inflation, unfavorable product mix and spending related to supply chain investments. These impacts were partially offset by higher sales, pricing actions, and CCI-led cost savings. Non-GAAP Financial Measures The tables below include financial measures of adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share. These represent non- GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following: Special charges – In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the Company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected savings) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an ongoing basis through completion. Special charges for the three and six months ended May 31, 2022 include a $13.6 million gain associated with the sale of the Kohinoor brand name. We exited our Kohinoor rice product line in India in the fourth quarter of fiscal 2021. Transaction and integration expenses associated with the Cholula and FONA acquisitions – We exclude certain costs associated with our acquisitions of Cholula and FONA in November and December 2020, respectively, and their subsequent integration into the Company. Such costs, which we refer to as “Transaction and integration expenses”, include transaction costs associated with each acquisition, as well as integration costs following the respective acquisition, including the impact of the acquisition date fair value adjustment for inventories, together with the impact of discrete tax items, if any, directly related to each acquisition. Income from sale of unconsolidated operations – We exclude the gain realized upon our sale of an unconsolidated operation that occurred during the second quarter of fiscal 2021. The sale of our 26% interest in Eastern Condiments Private Ltd resulted in a gain of $13.4 million, net of tax of $5.7 million. The gain is included in Income from unconsolidated operations in our consolidated income statement for the three and six months ended May 31, 2022. We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data) Three Months Ended Six Months Ended 5/31/2022 5/31/2021 5/31/2022 5/31/2021 Gross profit $ 523.0 $ 614.6 $1,083.4 $1,192.1 Impact of transaction and integration expenses included in cost of goods sold (1) — — — 6.3 Adjusted gross profit $ 523.0 $ 614.6 $1,083.4 $1,198.4 Adjusted gross profit margin (3) 34.0% 39.5% 35.4% 39.4 % Operating income $ 157.2 $ 237.4 $ 364.1 $ 473.7 Impact of transaction and integration expenses included in cost of goods sold (1) — — — 6.3 Impact of other transaction and integration expenses (1) 1.5 6.9 2.2 25.7 Impact of special charges (2) 15.1 13.7 34.6 14.8 Adjusted operating income $ 173.8 $ 258.0 $ 400.9 $ 520.5 % decrease versus year-ago period (32.6) % (23.0) % Adjusted operating income margin (4) 11.3% 16.6% 13.1% 17.1 % Income tax expense $ 21.7 $ 45.4 $ 56.1 $ 104.0 Impact of transaction and integration expenses (1) 0.4 1.6 0.6 (4.3) Impact of special charges (2) 5.1 3.2 10.0 3.5 Adjusted income tax expense $ 27.2 $ 50.2 $ 66.7 $ 103.2 Adjusted income tax rate (5) 18.6% 22.2% 19.2% 22.5 % Net income $ 118.5 $ 183.7 $ 273.4 $ 345.5 Impact of transaction and integration expenses (1) 1.1 5.3 1.6 36.3 Impact of special charges (2) 10.0 10.5 24.6 11.3 Impact of after-tax gain on sale of unconsolidated operation — (13.4) — (13.4) Adjusted net income $ 129.6 $ 186.1 $ 299.6 $ 379.7 % decrease versus year-ago period (30.4) % (21.1) % Earnings per share - diluted $ 0.44 $ 0.68 $ 1.01 $ 1.28 Impact of transaction and integration expenses (1) — 0.02 0.01 0.14 Impact of special charges (2) 0.04 0.04 0.09 0.04 Impact of after-tax gain on sale of unconsolidated operation — (0.05) — $ (0.05) Adjusted earnings per share - diluted $ 0.48 $ 0.69 $ 1.11 $ 1.41 % decrease versus year-ago period (30.4) % (21.3) %

(1) Transaction and integration expenses include transaction and integration expenses associated with our acquisitions of Cholula and FONA. These expenses include the effect of the fair value adjustment to acquired inventories on cost of goods sold and the unfavorable impact of a discrete deferred state income tax expense item, directly related to our December 2020 acquisition of FONA, of $11.4 million or $0.04 per diluted share for the six months ended May 31, 2021. (2) Special charges for the three and six months ended May 31, 2022 include a $10.0 million non-cash intangible asset impairment charge associated with the exit of our business operations in Russia. We exited our Kohinoor rice product line in India in the fourth quarter of fiscal 2021. Special charges for the three and six months ended May 31, 2022 include a $13.6 million gain associated with the sale of the Kohinoor brand name. (3) Adjusted gross profit margin is calculated as adjusted gross profit as a percentage of net sales for each period presented. (4) Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented. (5) Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding transaction and integration expenses and special charges of $146.4 million and $346.6 million for the three and six months ended May 31, 2022, respectively, and $226.3 million and $459.6 million for the three and six months ended May 31, 2021, respectively. Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non- GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results). Percentage changes in sales and adjusted operating income as well as compounded annual growth rates (CAGR) expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the comparative year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the comparative year. Rates of constant currency growth (decline) follow:

Three Months Ended May 31, 2022 Percentage Change as Reported Impact of Foreign Currency Exchange Percentage Change on Constant Currency Basis Net sales Consumer Segment Americas (4.2)% (0.1)% (4.1)% EMEA (18.1)% (7.3)% (10.8)% Asia/Pacific (17.6)% —% (17.6)% Total Consumer segment (8.4)% (1.5)% (6.9)% Flavor Solutions Segment Americas 11.6% —% 11.6% EMEA 12.2% (7.0)% 19.2% Asia/Pacific (8.2)% (2.3)% (5.9)% Total Flavor Solutions segment 9.7% (1.7)% 11.4% Total net sales (1.3)% (1.5)% 0.2% Adjusted operating income Consumer segment (29.4)% (0.9)% (28.5)% Flavor Solutions segment (39.7)% (0.9)% (38.8)% Total adjusted operating income (32.6)% (0.9)% (31.7)%

	Six Months Ended May 31, 2022		
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales			
Consumer Segment			
Americas	(1.1)%	—%	(1.1)%
EMEA	(16.1)%	(6.0)%	(10.1)%
Asia/Pacific	(9.8)%	1.0%	(10.8)%
Total Consumer segment	(5.3)%	(1.1)%	(4.2)%
Flavor Solutions Segment			
Americas	11.8%	(0.1)%	11.9%
EMEA	13.6%	(7.9)%	21.5%
Asia/Pacific	(2.9)%	(2.0)%	(0.9)%
Total Flavor Solutions segment	10.5%	(1.9)%	12.4%
Total net sales	0.7%	(1.4)%	2.1%
Adjusted operating income			
Consumer segment	(20.4)%	(0.5)%	(19.9)%
Flavor Solutions segment	(29.1)%	(3.6)%	(25.5)%
Total adjusted operating income	(23.0)%	(1.4)%	(21.6)%

	Three Months Ended May 31, 2022		
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
3 Year CAGR - Net sales			
Consumer Segment			
Americas	6.8%	0.2%	6.6%
EMEA	1.2%	(1.4)%	2.6%
Asia/Pacific	(5.3)%	1.2%	(6.5)%
Total Consumer segment	4.3%	—%	4.3%
Flavor Solutions Segment			
Americas	7.7%	(0.1)%	7.8%
EMEA	9.4%	(0.6)%	10.0%
Asia/Pacific	3.3%	0.7%	2.6%
Total Flavor Solutions segment	7.6%	(0.1)%	7.7%
Total 3 Year CAGR - Net sales	5.7%	—%	5.7%

To present “constant currency” information for the fiscal year 2022 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company’s budgeted exchange rates for 2022 and are compared to the 2021 results, translated into U.S. dollars using the same 2022 budgeted exchange rates, rather than at the average actual exchange rates in effect during fiscal year 2021. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2021 or projected shares outstanding for fiscal year 2022, as appropriate. Projection for the Year Ending November 30, 2022 Percentage change in net sales 3% to 5% Impact of unfavorable foreign currency exchange 2% Percentage change in net sales in constant currency 5% to 7% Percentage change in adjusted operating income 0% to 2% Impact of unfavorable foreign currency exchange 2% Percentage change in adjusted operating income in constant currency 2% to 4% Percentage change in adjusted earnings per share — diluted -1% to 1% Impact of unfavorable foreign currency exchange 2% Percentage change in adjusted earnings per share in constant currency — diluted 1% to 3% The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2022 and actual results for 2021: Twelve Months Ended 2022 Projection 11/30/21 Earnings per share - diluted $2.89 to $2.94 $ 2.80 Impact of transaction and integration expenses 0.01 0.14 Impact of special charges 0.13 0.16 Impact of sale of unconsolidated operation — (0.05) Adjusted earnings per share - diluted $3.03 to $3.08 $ 3.05 Live Webcast As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-Looking Information Certain information contained in this release, including statements concerning expected performance, such as those relating to net sales, gross margin, earnings, cost savings, transaction and integration expenses, special charges, acquisitions, brand marketing support, volume and product mix, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “believe” and “plan.” These statements may relate to: the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the company, including the acquisitions of Cholula and FONA; the expected impact of the inflationary cost environment, including commodity, packaging materials and transportation costs on our business; the expected impact of pricing actions on the company's results of operations and gross margins; the expected impact of factors affecting our supply chain, including transportation capacity, labor shortages, and absenteeism; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement (CCI) program and global enablement initiative; the impact of the Russia-Ukraine conflict, including the potential for broader economic disruption; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e- commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; the company's ability to increase pricing to offset, or partially offset, inflationary pressures on the cost of our products; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preference and demand; business interruptions due to natural disasters, unexpected events or public health crises, including COVID-19; issues affecting the company's supply chain and procurement of raw materials, including fluctuations in the cost and availability of raw and packaging materials; labor shortage, turnover and labor cost increases; the impact of the Russia-Ukraine conflict, including the potential for broader economic disruption; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses; global economic and financial conditions generally, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the Cholula and FONA acquisitions as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; risks associated with the phase-out of LIBOR; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber- attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, and volatility in our effective tax rate; climate change; Environmental, Social and Governance (ESG) matters; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. About McCormick McCormick & Company, Incorporated is a global leader in flavor. With over $6 billion in annual sales across 170 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Twitter, Instagram and LinkedIn. # # #

For information contact: Investor Relations: Kasey Jenkins - kasey_jenkins@mccormick.com Corporate Communications: Lori Robinson - lori_robinson@mccormick.com (Financial tables follow)

Second Quarter Report McCormick & Company, Incorporated Consolidated Income Statement (Unaudited) (In millions except per-share data) Three months ended Six months ended May 31, 2022 May 31, 2021 May 31, 2022 May 31, 2021 Net sales $ 1,536.8 $ 1,556.7 $ 3,059.2 $ 3,038.2 Cost of goods sold 1,013.8 942.1 1,975.8 1,846.1 Gross profit 523.0 614.6 1,083.4 1,192.1 Gross profit margin 34.0% 39.5% 35.4% 39.2 % Selling, general and administrative expense 349.2 356.6 682.5 677.9 Transaction and integration expenses 1.5 6.9 2.2 25.7 Special charges 15.1 13.7 34.6 14.8 Operating income 157.2 237.4 364.1 473.7 Interest expense 33.7 35.6 66.8 69.4 Other income, net 6.3 3.9 12.5 8.5 Income from consolidated operations before income taxes 129.8 205.7 309.8 412.8 Income tax expense 21.7 45.4 56.1 104.0 Net income from consolidated operations 108.1 160.3 253.7 308.8 Income from unconsolidated operations 10.4 23.4 19.7 36.7 Net income $ 118.5 $ 183.7 $ 273.4 $ 345.5 Earnings per share - basic $ 0.44 $ 0.69 $ 1.02 $ 1.29 Earnings per share - diluted $ 0.44 $ 0.68 $ 1.01 $ 1.28 Average shares outstanding - basic 268.3 267.3 268.1 $ 267.2 Average shares outstanding - diluted 270.5 270.0 270.5 270.0

Second Quarter Report McCormick & Company, Incorporated Consolidated Balance Sheet (Unaudited) (In millions) May 31, 2022 November 30, 2021 Assets Cash and cash equivalents $ 325.8 $ 351.7 Trade accounts receivable, net 493.1 549.5 Inventories 1,344.6 1,182.3 Prepaid expenses and other current assets 161.2 112.3 Total current assets 2,324.7 2,195.8 Property, plant and equipment, net 1,136.1 1,140.3 Goodwill 5,300.2 5,335.8 Intangible assets, net 3,419.7 3,452.5 Investments and other assets 777.2 781.4 Total assets $ 12,957.9 $ 12,905.8 Liabilities Short-term borrowings and current portion of long-term debt $ 1,437.8 $ 1,309.4 Trade accounts payable 1,126.4 1,064.2 Other accrued liabilities 568.8 850.2 Total current liabilities 3,133.0 3,223.8 Long-term debt 3,920.3 3,973.3 Deferred taxes 811.0 792.3 Other long-term liabilities 478.5 490.9 Total liabilities 8,342.8 8,480.3 Shareholders’ equity Common stock 2,119.2 2,055.1 Retained earnings 2,933.6 2,782.4 Accumulated other comprehensive loss (454.6) (426.5) Total McCormick shareholders' equity 4,598.2 4,411.0 Non-controlling interests 16.9 14.5 Total shareholders’ equity 4,615.1 4,425.5 Total liabilities and shareholders’ equity $ 12,957.9 $ 12,905.8

Second Quarter Report McCormick & Company, Incorporated Consolidated Cash Flow Statement (Unaudited) (In millions) Six Months Ended May 31, 2022 May 31, 2021 Operating activities Net income $ 273.4 $ 345.5 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 98.2 91.9 Stock-based compensation 36.9 42.6 Gain on sale of intangible asset (13.6) — Amortization of inventory fair value adjustments associated with acquisitions — 6.3 Asset impairment charge 10.0 6.5 Income from unconsolidated operations (19.7) (36.7) Changes in operating assets and liabilities (net of businesses acquired) Trade accounts receivable 47.3 51.4 Inventories (160.5) (90.4) Trade accounts payable 66.5 (8.4) Other assets and liabilities (202.7) (200.0) Dividends from unconsolidated affiliates 18.6 20.0 Net cash flow provided by operating activities 154.4 228.7 Investing activities Acquisition of businesses (net of cash acquired) — (706.4) Proceeds from sale of unconsolidated operations — 65.4 Proceeds from sale of intangible asset 12.1 — Capital expenditures (including software) (101.6) (112.8) Other investing activities 0.3 0.2 Net cash flow used in investing activities (89.2) (753.6) Financing activities Short-term borrowings, net 128.0 (429.4) Long-term debt borrowings — 1,001.5 Payment of debt issuance costs — (1.9) Long-term debt repayments (15.3) (3.5) Proceeds from exercised stock options 36.1 6.2 Taxes withheld and paid on employee stock awards (19.4) (13.0) Common stock acquired by purchase (12.9) (0.4) Dividends paid (198.2) (181.6) Net cash flow (used in) provided by financing activities (81.7) 377.9

Effect of exchange rate changes on cash and cash equivalents (9.4) 15.2 Decrease in cash and cash equivalents (25.9) (131.8) Cash and cash equivalents at beginning of period 351.7 423.6 Cash and cash equivalents at end of period $ 325.8 $ 291.8